PROSPECTUS                 Pricing Supplement No. 3041
Dated January 10, 1995     Dated October 28, 1997
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 33-60723


              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:    October 28, 1997

Settlement Date (Original Issue Date):  October 31, 1997

Maturity Date:  August 15, 2000

Principal Amount (in Specified Currency):    US$200,000,000.00

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:    0.175%

Net Proceeds to Issuer:  US$199,650,000

Interest Rate Per Annum:    6.12%

Interest Payment Date(s):

       X March 15 and September 15 of each year, commencing on March 15, 1998 (with respect to the period from and including October 31, 1997 to but excluding March 15,
       1998) and the Maturity Date (with respect to the period from and including March 15, 2000 to but excluding August 15, 2000)
       ___  Other:

Form of Notes:

  X  DTC registered    ____  non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A


CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
<PAGE 2>                 (Fixed Rate Notes)
                              Page 2
                         Pricing Supplement No. 3041
                         Dated October 28, 1997
                         Rule 424(b)(3)-Registration Statement
                         No. 33-60723

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

   General.

   At September 27, 1997 the Company had outstanding indebtedness totaling $124.611 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 27, 1997 excluding subordinated notes payable after one year was equal to $123.914 billion.
<PAGE 3>                 (Fixed Rate Notes)
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                         Pricing Supplement No. 3041
                         Dated October 28, 1997
                         Rule 424(b)(3)-Registration Statement
                         No. 33-60723


   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

     Year Ended December 31,            Nine Months Ended
     1992  1993  1994  1995   1996      September 27, 1997
     1.44  1.62  1.63  1.51   1.53           1.49

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997, June 28, 1997 and September 27, 1997, heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

  The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.175% of the principal amount of the Notes.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.